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                     February 9, 2023

       Kanat Mynzhanov
       Chief Executive Officer
       Oxus Acquisition Corp.
       300/26 Dostyk Avenue
       Almaty, Kazakhstan 050020

                                                        Re: Oxus Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 30,
2023
                                                            File No. 001-40778

       Dear Kanat Mynzhanov:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction